Exhibit 10.38

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 11th day of March 2005, between HEMISPHERX BIOPHARMA, INC., a Delaware corporation (the "Company"), and William A. Carter, M.D., of Tavernier, Florida (the "Employee").

     WHEREAS, the Employee is employed by the Company pursuant to an Amended And Restated Employment Agreement dated January 1, 2004, (the "Existing Agreement");

     WHEREAS, the Employee and the Company wish to amend and restate the terms and conditions of the Existing Agreement;

     NOW, THEREFORE, the Company and the Employee hereby amend and restate the Existing Agreement in its entirety and agree as follows:

         1. Duties of Employee. The Employee shall, during the Employment Period (as defined below), be designated as the Chief Executive Officer and Chief Scientific Officer of the Company. In the Employee's capacity as such, he shall perform such general management and administrative duties and functions for the Company as are customarily performed by the chief executive officer of corporations of a similar size in the medical research field.

                  The Employee's duties and functions shall include the supervision and direction of all scientific and technical activities of the Company and such other administrative duties or functions as the Board of Directors of the Company may from time to time reasonably assign the Employee. The Employee shall report to the Board of Directors of the Company in connection with all of his duties and functions. The Employee, subject to services he performs relating to patent development and serving on the Board of Directors of the Company, agrees to devote his full working time to the performance of his duties under this Agreement, to exert his best efforts in the performance of his duties, and to perform his technical, scientific, and administrative duties so as to promote the profit, benefit and advantage of the business of the Company.

         2. Term. This Agreement shall commence on, retroactively on January 1, 2005 and shall terminate on December 31, 2010 (the "Initial Termination Date") unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the "Employment Period"). This Agreement shall be automatically renewed for successive one (1) year periods after the initial Termination Date unless written notice of refusal to renew is given by one party to the other at least ninety days prior to the Initial Termination Date or the expiration date of any renewal period.

3.       Compensation. (a) As compensation for the services to be performed
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hereunder,  the Company  shall pay to the Employee a salary (the  "Salary"),  as hereinafter provided, payable at such times as salaries of other senior executives of the company are paid but no less frequently than monthly. The Salary shall be at a rate of Two Hundred Ninety Thousand Eight Hundred and Eighty Seven and 68/100-----Dollars ($290,887.68) per year (the "Base Salary"), which shall be subject to cost-of-living adjustments, as provided in the succeeding subsection (b).

         (b) The Salary shall consist of the Base Salary, adjusted as provided in this subsection. On January 1, 2006, and on January 1 of each succeeding calendar year during the Employment Period, the Base Rate shall be increased or decreased by a percentage equal to the percentage average increase or decrease in the Bureau of Labor Statistics "Consumer Price Index -- U.S. City Average -- All Items" from the December of the preceding year to the December of the second preceding year.

         (c) For each calendar year (or part thereof) during which the Agreement is in effect, the Employee shall be eligible to be paid the following bonuses:

                  (i) a performance bonus in an amount up to twenty-five percent (25%) of his Salary as then in effect, in the sole discretion of the Compensation Committee of the Board of Directors based on the Employee's performance and/or the Company's operating results for such year; and

                  (ii) an incentive bonus in an amount equal to .5% of the Gross Proceeds paid to the Company during such year from any joint ventures or corporate partnering arrangements. For purposes herein, Gross Proceeds shall mean those cash amounts paid to the Company by the other parties to the joint -venture or corporate partnering arrangement, but shall not include (i) any amounts paid to the Company as a result of sales of Ampligen or other Company products, whether to such joint venture or partnership, or to third parties; (ii) any amounts paid to the Company as reimbursement of expenses incurred; and
                  (iii) any amounts paid to the Company in consideration for the Company's equity or other securities. After the termination of this Agreement, the Employee shall be entitled to receive the incentive bonus provided for in this subsection 3(c)(ii) based upon Gross Proceeds received by the Company during the 2 year period commencing on the termination of this Agreement with respect to any joint ventures or corporate partnering arrangements entered into by the Company during the term of this Agreement.

The performance bonus shall be eligible to be paid in cash within 60 days of the close of the calendar year. The incentive bonus shall be paid in cash within 60 days of the receipt of the Gross Proceeds by the Company.

         (d) The Employee has been granted non-qualified stock options to purchase 80,000 shares of the Company's Common Stock, $.01 par value, (the "Common Stock"), in accordance with the terms of the Stock Option Agreement dated August 8, 1991, which is attached hereto as Exhibit A, provided, however, section 4 thereof is hereby deleted in its entirety and in lieu thereof the following is hereby substituted therefor:

                   "The options shall, to the extent not theretofore exercised and, subject to the provisions of section 5, expire and become void on December 31, 2010, unless the employment period of William A. Carter, M.D. is extended beyond December 31, 2010, in which event the options shall, subject to the provisions of section 5, expire on the last day of the extended employment period of William A. Carter, M.D."

         4. Fringe Benefits. During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company's executives generally, including but not limited to such pension, vacation, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time. Additionally, during the Employment Period, the Company shall pay, for the benefit of the Employee, the premiums for a disability insurance policy in the face amount of $200,000 and the premiums for term life insurance policies in the aggregate face amount of $1,800,000 insuring the life of the Employee, with the Employee having the right to designate the beneficiary or beneficiaries thereof.

5. Termination. (a) The Company may discharge the Employee for cause at any time as provided herein, For purposes hereof, "cause" shall mean the willful engaging by Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. for purposes of this Agreement, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.


         (b) The employment of the Employee shall terminate upon the death or disability of the Employee. For purposes of this subsection (b), "disability" shall mean the inability of the Employee effectively to carry out substantially all of his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         (c) The Employee shall have the right to terminate this Agreement upon not less than thirty (30) days, prior written notice of termination.

           6.       Effect of Termination.
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                   (a) In the event that the Employees  employment is terminated for "cause" pursuant to subsection 5(a) , the Company shall pay to the Employee, at the time of such termination, only the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of his actual employment by the Company.
                  (b) In the event that the Employee is terminated at any time without "cause", as defined in subsection 5(a), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the then current term of this Agreement.

                  (c) In the event the Employee's employment is terminated at his election pursuant to subsection 5(c) or due to his death or disability pursuant to 5(b), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the month in which such termination occurs and for an additional twelve month period.

                  (d) Upon termination of Employee's employment, with or without cause, in accordance with the terms hereof, Employee shall resign from the Company's Board of Directors.

         7. Employee's Representations and Warranties. The Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which the Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and
(b) are not subject to the consent of any other person or entity, including, without limitation, Hahnemann University.

         8.  Confidentiality, Invention and Non-Compete Agreement. The Employee
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confirms his obligation to be bound by the terms of the Confidentiality,
Invention and Non-Compete Agreement attached hereto as Exhibit B, executed as
of July 1, 1993.                                       ---------

         9.  Notices.  Any notice or other communication pursuant to this
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Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

                      (i)    If to the Company, to:

                                    HEMISPHERX BIOPHARMA, INC.
                                    One Penn Center
                                    1617 JFK Boulevard
                                    Philadelphia, Pennsylvania 1910
                                    Telecopier No.: (215) 988-1739
                                    Attention: President

                      (ii)   If to the Employee, to:

                                    William A. Carter, M.D.
                                    89501 Old Highway
                            Tavernier, Florida 33070
                         Telecopier No.: (305) 852-2236

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

         10.      Survival.  Notwithstanding anything in section 2 hereof to the
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contrary, the Confidentiality, Invention and Non-Compete Agreement shall survive any termination of this Agreement or any termination of the Employee's services.

         11.      Modification.  No modification or waiver of this Agreement or
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any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

         12.      Miscellaneous. (a) This Agreement shall be subject to and
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construed in accordance with the laws of the Commonwealth of Pennsylvania.

         (b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.
         (c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

         (e) This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

         IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.

By:  /s/ Ransom W. Etheridge
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         Ransom W. Etheridge, Secretary

     /s/ William A. Carter
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         William A. Carter